As filed with the Securities and Exchange Commission on August 8, 2014
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CORELOGIC, INC.
(Exact Name of Registrant as Specified in Its Charter)

    Delaware                         95-1068610
(State or Other Jurisdiction of                        (I.R.S. Employer
Incorporation or Organization)                        Identification No.)

40 Pacifica, Suite 900
Irvine, California 92618
(Address, Including Zip Code, of Principal Executive Offices)

CoreLogic, Inc.
Amended and Restated 2011 Performance Incentive Plan
(Full Title of the Plan)

Stergios Theologides, Esq.
Senior Vice President, General Counsel and Secretary
CoreLogic, Inc.
40 Pacifica, Suite 900
Irvine, California 92707 (949) 214-1000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	X	Accelerated filer	--
Non-accelerated filer	--	Smaller reporting company	--
CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.00001 par value per share	3,919,295(1) shares	$26.8925(2)	$105,399,641(2)	$13,575(2)

(1)
This Registration Statement covers, in addition to the number of shares of CoreLogic, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.00001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the CoreLogic, Inc. Amended and Restated 2011 Performance

Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)
Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on August 4, 2014, as quoted on the New York Stock Exchange.

The Exhibit Index for this Registration Statement is at page 7.

EXPLANATORY NOTE
This Registration Statement is filed by the Company to register additional securities issuable pursuant to the Plan and consists of only those items required by General Instruction E to Form S-8.
__________________________
PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

2

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference
The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Registration Statement on Form S-8, filed with the Commission on August 16, 2011 (Commission File No. 333-176353);

(b)
The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2013, filed with the Commission on February 27, 2014, as amended on March 20, 2014 and April 30, 2014 (Commission File No. 001-13585);

(c)
The Company's Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2014 and June 30, 2014, filed with the Commission on April 30, 2014 and July 24, 2014, respectively (each, Commission File No. 001-13585);

(d)
The Company's Current Reports on Form 8-K, filed with the Commission on March 5, 2014, March 28, 2014 (with respect to Items 1.02, 2.01, 2.03 and 9.01 only), as amended on May 5, 2014, and June 17, 2014 and August 4, 2014 (each, Commission File No. 001-13585);

(e)
The description of the Company's Common Stock contained in Item 3.03 of its Current Report on Form 8-K, filed with the Commission on June 1, 2010 (Commission File No. 001-13585), and any other amendment or report filed for the purpose of updating such description; and

(f)
The Company's Current Report on Form 8-K12B, filed with the Commission on June 1, 2010 (Commission File No. 001-13585), which registers the shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel
The validity of the issuance of Common Stock registered hereby is passed on for the Company by Stergios Theologides. Mr. Theologides is the Senior Vice President, General Counsel and Secretary of the Company and is compensated by the Company as an employee and is eligible to participate in the Plan. Mr. Theologides owns 8,926 shares of Common Stock, 59,489 restricted stock units (at the targeted performance level for awards subject to performance-based vesting conditions) that are payable in an equivalent number of shares of Common Stock, and vested Company stock options to acquire up to an additional 77,776 shares of Common Stock.

Item 6.	Indemnification of Directors and Officers
The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which such person is involved by reason of the fact that he or she is or was a director, officer, employee or agent of such corporation, provided that (i) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court deems proper.
Article VI, Section 6.1 of the Registrant's Bylaws provides for indemnification of persons to the fullest extent permitted by the DGCL.
In accordance with the DGCL, the Registrant's Amended and Restated Certificate of Incorporation limits the personal liability of its directors for violations of their fiduciary duty. The Amended and Restated Certificate of Incorporation eliminates each director's liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. This provision will not, however, limit in any way the liability of directors for violations of the federal securities laws.
The Registrant also has entered into indemnification agreements pursuant to which the Registrant agrees to indemnify its directors and executive officers to the fullest extent authorized by applicable law.

Item 8.	Exhibits
See the attached Exhibit Index at page 8, which is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on August 8, 2014.
CORELOGIC, INC.
By: /s/ Stergios Theologides
Stergios Theologides
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Anand Nallathambi, Frank D. Martell and Stergios Theologides, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Anand Nallathambi Anand Nallathambi	President, Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2014
/s/ Frank D. Martell Frank D. Martell	Chief Operating and Financial Officer (Principal Financial Officer)	August 7, 2014
/s/ James L. Balas James L. Balas	Senior Vice President, Finance and Controller (Principal Accounting Officer)	August 7, 2014
/s/ J. David Chatham J. David Chatham	Director	August 8, 2014
/s/ Douglas C. Curling Douglas C. Curling	Director	August 8, 2014
/s/ John C. Dorman John C. Dorman	Director	August 8, 2014
/s/ Paul F. Folino Paul F. Folino	Director	August 7, 2014
/s/ Thomas C. O'Brien Thomas C. O'Brien	Director	August 8, 2014
Jaynie Miller Studenmund	Director	____________, 2014
/s/ David F. Walker David F. Walker	Director	August 8, 2014
/s/ Mary Lee Widener Mary Lee Widener	Director	August 7, 2014

EXHIBIT INDEX
Exhibit
Number    Description of Exhibit
4.1    Amended and Restated Certificate of Incorporation of CoreLogic, Inc. dated May 28, 2010, incorporated by reference herein from Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the Commission on June 1, 2010 (Commission File No. 001-13585).
4.2    Amended and Restated Bylaws of CoreLogic, Inc., effective February 27, 2014, incorporated by reference herein from Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the Commission on March 5, 2014 (Commission File No. 001-13585).
4.3    CoreLogic, Inc. Amended and Restated 2011 Performance Incentive Plan (Filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on August 4, 2014 (Commission File No. 001-13585) and incorporated herein by this reference.).
5.1    Opinion of Counsel (opinion re legality).
23.1    Consent of PricewaterhouseCoopers LLP (consent of independent registered public accounting firm).
23.2    Consent of Counsel (included in Exhibit 5.1).
24.1    Power of Attorney (included in this Registration Statement under “Signatures”).